Exhibit 99

Following is a copy of the prepared remarks that Glenn M. Renwick, President and Chief Executive Officer of The Progressive Corporation, will read at the Company’s 2009 Annual Meeting of Shareholders on April 24, 2009:

We had two clear and critical imperatives for the first quarter: Meet or exceed underwriting targets and thus contribute healthy additions to our capital base; and Continue with our efforts to “de-risk” the portfolio, thereby reducing the effects of volatility in our capital position. We stepped-up and met the challenge, and while there remain qualifiers, our first quarter performance was a very respectable step in what we hope will be many to outperform in this uncertain economy.

The underwriting performance as a whole was exactly what was needed. A combined ratio just below 90 for the quarter produced $356 million in pre-tax profit. This solid performance was widely distributed by product and state.

After a period of reporting slow but positive growth in customers served, along with seeing the top line retreat due to reduced average premiums, it was satisfying to see a quarter where the growth in customers outpaced the average premium headwind allowing us to report small but positive premium growth – both written and earned.

While I characterized it as small, our growth of just 1% for the quarter is in fact a considerably bigger and very important story. Because of the challenging economic environment, we did not expect to see anything positive on the growth front from our Commercial Auto business and the negative 11% for the quarter was well within our expectations, and about as comfortable as you can be going backwards for the time being. With the season for our special lines products not yet in full swing, our growth story revolves around Private Passenger Auto. Here the story is quite encouraging. Our year-over-year auto growth for the quarter was 3% for both written premium and policies in force. Our Agency auto business contributed -1% and -2% on the same basis – a considerable improvement over recent trends—and our Direct auto business similarly contributed 9% and 10%.

These measures all understate the more recent trends reflected during the quarter, and more visible in our March release. While recent commentary on growth has focused on the welcomed contribution from retention and that will never be off the radar, the significant increase in new prospects and sales have signaled a big change in market conditions. Agency new auto business is now at run rates similar to a year ago after seeing significant declines during the past twelve months. Our Direct channel, and more specifically Internet production, has experienced increases on a year-over-year basis that would run counter to the general lethargy of the economy. Positioning is everything, and Progressive’s growth has never come in a continuous straight line, but rather in a series of quantums. Maintaining and improving on our ability to manage growth in the slower times and capitalizing on opportunities has been a winning strategy. There is no guarantee that this is other than a blip, but if it’s not we are very prepared.

Theories on why we are seeing growth remain mostly that, but my pseudo science as I visit with Progressive employees tells me that many of us are becoming more cost conscious and looking for increased value with each and every expenditure. Even long held relationships at established price points that previously just simply didn’t hit the pain threshold are now up for reevaluation. We believe this is also true for auto insurance, and the distribution of companies represented as the prior carrier for these new customers suggests the same, and that none is immune. Our research shows that consumers have clear brand perceptions and now is a good time to be seen as both credible and good value.

Most of our rate actions taken during the first quarter, across states and products, were slightly positive. Severity trends for claims have proven to be relatively mild, with, perhaps the exception of personal injury protection in no-fault states. In addition, claims frequency is lower than for the prior year same period, but is slowly climbing from the low levels of last year’s third quarter. While my prior call for maximum vigilance in these market conditions still resonates, the first quarter was relatively normal.

In my recent letter to shareholders for 2008, I described the operating business as the protected asset, and suggested we would take actions to secure both our operating ability and growth opportunities. This rationale remains compelling as the first quarter of ‘09 extends the number of consecutive positive cash flow quarters to 101.

The quarter was active in every respect on the investment front – continued declines in valuations remained more normal than not, numerous government programs introduced new variables and some uncertainty, and late in the quarter equities showed some signs of improvement. The net, for us during the quarter was an active further reduction in our common equity holdings for the time being, a continuation of the rigor we have placed on our recognition of impairment to assets, and an increase in our allocation to cash and U.S. Treasury bonds.

We recognized an additional $223 million in other-than-temporary impairments, mostly in our bank preferred stocks, during this quarter, significantly reducing net income from an otherwise strong underwriting performance. Without even attempting to comment on what the “bottom” might be for asset valuations, we feel considerably better positioned as a result of our risk reduction actions, market-price-based valuation of our positions, and our underwriting prospects.

Our capital position strengthened during the quarter by close to $90 million, and sequentially over our February results by nearly $175 million. Using our previously outlined capital framework, this comfortably puts us several hundred million above what we consider to be appropriate and prudent capital levels.

Today, as we look ahead we see: current demand for our product that is in part, or size, unexpected but welcome; we see our new product offering –“Name Your Price®” about to go national in scope after nearly a year of promising rollout; we see increased confidence in our ability to maintain excellent claims quality at lower costs; we see a robust advertising campaign that continues to build momentum for our brand; we see meaningful customer retention, but recognize that we need to be ever mindful of customer satisfaction as our policyholders, too, consider options. Needless to say I’m looking forward to seeing how this script plays out.

Of course we always have our challenges. Selected markets that are not yet where we want them to be, our Commercial Auto growth will likely be less exciting for the immediate future, and we have more good ideas than ability to implement at the speed we would like. My number-one priority remains that we fully understand, successfully react to, and even anticipate the secondary effects of the many changes occurring in the competitive market and in the economy. Overall an outlook and a set of challenges that feel quite good and about right, for now.